Exhibit 15.1
December 13, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our reports dated April 29, 2010, August 9, 2010 and November 5, 2010 on our review of interim financial information of Nabors Industries Ltd. and its subsidiaries (the “Company”) for the three-month periods ended March 31, 2010 and 2009, the three-month and six-month periods ended June 30, 2010 and 2009 and the three-month and nine-month periods ended September 30, 2010 and 2009 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, respectively, are incorporated by reference in its Registration Statements on Form S-4 dated December 13, 2010.
Very truly yours,
/s/PricewaterhouseCoopers LLP